Exhibit 2.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
WORTHPOINT CORPORATION

(Pursuant to Sections 242 and 245 of the General
Corporation Law of the State of Delaware)

WorthPoint Corporation, a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Corporation”), hereby certifies as follows:

1.          The name of the Corporation is WorthPoint Corporation. The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 16, 2007 (the “Certificate”) under the originally formed name of WorthPoint.com, Inc.

2.          Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, and having been adopted in accordance therewith, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate, as heretofore amended. The amendments contained herein have been duly adopted by the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.          The text of the Certificate, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of this Corporation is WorthPoint Corporation.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801-1120 and the name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

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ARTICLE IV

A.           Authorized Capital. The Corporation total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Seventeen million (17,000,000), of which Twelve Million Fifty Three Thousand Eight Hundred Twenty-Two (12,053,822) shares shall be common stock, par value $0.001 per share (“Common Stock”) and Four million Nine Hundred Forty Six Thousand One Hundred Seventy-Eight (4,946,178) shares shall be preferred stock, par value $0.001 per share (“Preferred Stock”).

1,          Immediately prior to the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware (the “Effective Time”), the number of shares of Preferred Stock that the Corporation had authority to issue was four million eighty-nine thousand four hundred twenty-five (4,089,425), divided into four series, consisting of eight hundred eighty-four thousand five hundred fifty (884,550) shares designated “Series A Preferred”, one million eight hundred sixty-three thousand one hundred twenty-six (1,863,126) shares designated “Series B Preferred”, eight hundred forty-one thousand seven hundred forty-nine (841,749) shares designated “Series C Preferred”, and five hundred thousand (500,000) shares designated “Series D Preferred”.

2.          At the Effective Time the number of shares of Preferred Stock that the Corporation has authority to issue is Four million Nine Hundred Forty Six Thousand One Hundred Seventy-Eight (4,946,178), divided into two series, consisting of eight hundred eighty-four thousand five hundred fifty (884,550) shares designated “Series A Preferred”, and Four Million Sixty-One Thousand Six Hundred Twenty-Eight (4,061,628)shares designated “Series A-1 Preferred”. The “Original Purchase Price” per share for each series of Preferred Stock shall be as follows:

Series of Preferred Stock	Original Purchase Price
Series A Preferred	$0.91
Series A-1 Preferred	$3.50

The Original Purchase Price shall be adjusted to reflect stock dividends, stock splits, reverse stock splits, combinations, recapitalizations and the like with respect to such shares. The Series A Preferred, and Series A-1 Preferred is collectively referred to hereinafter as the “Preferred Stock”.

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3.          At the Effective Time each share of Series B Preferred of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time shall be, without any action on the part of the holder thereof, automatically classified as and changed into 1.1523 shares of Series A-1 Preferred (as hereinafter defined), each share of Series C Preferred of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time shall be, without any action on the part of the holder thereof, automatically classified as and changed into 1.28571 shares of Series A-1 Preferred, and each share of Series D Preferred of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time shall be, without any action on the part of the holder thereof, automatically classified as and changed into 1.4714 shares of Series A-1 Preferred (the “Reclassification”). Fractional shares shall not be issued and any fractional shares shall be rounded up or down to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Series B, Series C or Series D Preferred shall, from and after the Effective Time, be deemed to represent that number of shares of Series A-1 into which the Series B, Series C or Series D represented by such certificate shall have been reclassified as a result of the Reclassification. Each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Series B, Series C or Series D Preferred shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Series A-1 Preferred into which such holder’s former shares of Series B, Series C or Series D Preferred shall have been reclassified as a result of the Reclassification.

B.           Powers, Preferences, Rights and Restrictions Applicable to Capital Stock. The power, designations, preferences, relative, participating , optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights are as set forth below. All cross-references in this Section B refer to other paragraphs, sections or subsections in this Section B unless otherwise indicated.

1.           Dividend. The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

2.           Liquidation Preference.

(a)          Upon the occurrence of any Liquidation Event (as defined in Subsection 2(e)(i) below), the holders of Series A Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other security ranking junior in priority to the Preferred Stock by reason of their ownership thereof, an amount for each share of Series A Preferred Stock then held by them equal to the Original Purchase Price for such Series A Preferred Stock, plus an amount equal to any declared but unpaid dividends.

(b)          Upon the occurrence of any Liquidation Event the holders of Series A-1 Preferred Stock shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other security ranking junior in priority to the Series A-1 Preferred Stock by reason of their ownership thereof, an amount for each share of Series A-1 Preferred Stock then held by them equal to the the Original Purchase Price for such Series A-1 Preferred Stock, plus an amount equal to any declared but unpaid dividends

(c)          If upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Preferred Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in accordance with this Section 2 and in proportion to the relative preferential amounts that each such holder is otherwise entitled to receive.

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(d)          After payment to the holders of the Preferred Stock of the amounts set forth in Subsection 2(a) and 2(b) of this Article IV(B), (x) the holders of Series A-1 Preferred Stock shall receive one-half of the amount they would be entitled to receive if any additional remaining assets were be distributed ratably to the holders of the Common Stock and Preferred Stock (the “Series A-1 Participation”), and (y) after payment of the Series A-1 Participation the holders of Common Stock and the Series A Preferred Stock shall share in any additional remaining assets pro rata.

(e)          (i)          Unless waived in any specific instance by the holders of at least a majority of the outstanding shares of the Preferred Stock (with the all series of Preferred Stock voting as a single class), in any specific instance a “Liquidation Event” shall be defined as any liquidation, dissolution or winding up of the company, either voluntary or involuntary, and shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least a 50% of the voting power of the surviving or acquiring entity (except that (i) the consolidation with a wholly-owned subsidiary of the Corporation, or (ii) a merger effected exclusively to change the domicile of the Corporation, or (iii) the sale by the Corporation of shares of its capital stock to investors in bona fide equity financing transactions, or in a public offering, shall not be deemed a Liquidation Event for this purpose) or (B) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation, including a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation’s subsidiaries, if such assets constitute substantially all of the assets of the Corporation and such subsidiaries taken as a whole.

(ii)         In any of such events, if any of the assets of the Corporation are to be distributed in a form other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities to be delivered to the holders of the Preferred Stock or Common Stock, as the case may be, shall be valued as follows:

(A)         If traded on a securities exchange or through the Nasdaq National or Small Cap Markets, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) day period ending three (3) days prior to the closing;

(B)         If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C)         If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

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(iii)        The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be valued at an appropriate discount from the value determined as provided in Subsection 2(e)(ii)(A) or (B) above to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(f)          (i)          The Corporation shall give each holder of record of Preferred Stock written notice of an impending transaction that would constitute a Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than twenty (20) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived entirely upon the Corporation’s receipt of written consent of the holders of a majority of the Preferred Stock entitled to such notice rights or similar notice rights.

(ii)         In the event the requirements of this Subsection 2(f) are not complied with, the Corporation shall either:

(D)         cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(E)         cancel such transaction, in which event the respective rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Subsection 2(f)(i) above.

3.           [Reserved].

4.           Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)          Right to Convert. Each share of each series of the Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, with respect to each such share of Preferred Stock, by dividing (x) the applicable Original Purchase Price for such series of Preferred Stock (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) by (y) the Conversion Price in effect for such series of Preferred Stock on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share for each series of Preferred Stock shall be the Original Purchase Price for such series of Preferred Stock; provided, however, that the Conversion Price shall be subject to adjustment as set forth in Subsection 4(d) below.

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(b)          Automatic Conversion. Each share of each class of the Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price then in effect immediately upon the earlier of (i) upon a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934 becoming effective; (ii) immediately upon the listing of the whole of the issued stock of the Company on the AIM market of the London Stock Exchange or (iii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of the Preferred Stock.

(c)          Mechanics of Conversion.

(i)          Before any holder of any series of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Subsection 4(a) above and upon the occurrence of the events specified in Subsection 4(b) above, as the case may be, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock and if such conversion is to be effected pursuant to Subsection 4(a) above, shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that any failure by a holder to comply with these provisions shall not have any effect on the automatic conversion of such holder’s shares, which shall in any event be deemed to have converted, automatically and without any further action on the part of the holder or the Corporation, in accordance with Subsection 4(b) above. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock or to the nominee or nominees of such holder (A) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (including, without limitation, such number of shares, if any, as shall represent payment of declared and/or accrued but unpaid dividends as provided in Section 1(a)) and (B) such amount of cash, if any, as shall represent payment of declared and/or accrued but unpaid dividends as provided in Section 1(a). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(ii)         If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, or any event that would be deemed to be a Liquidation Event under Subsection 2(e)(i) above, the conversion may, at the election of the holder, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such Liquidation Event, as the case may be, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities or of such Liquidation Event, as the case may be.

(d)          Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

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(i)          In the event the Corporation should at any time or from time to time fix a record date for the effectuation of a split or a subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of each series of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii)         If the number of shares of Common Stock deemed outstanding at any time is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)          Other Distributions. Subject to Section B.1. of Article IV, in the event the Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights that are not Common Stock Equivalents, then, in each such case, the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend or distribution.

(f)          Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 above) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of their shares of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g)          No Impairment. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock.

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(h)          No Fractional Shares and Certificate as to Adjustments.

(i)          No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash in an amount equal to the product (calculated to the nearest cent) of such fraction and the fair market value of one share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock that the holder is at the time converting (or are being automatically converted) into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion (including, without limitation, shares issuable with respect to the payment of declared and/or accrued but unpaid dividends on the shares converted).

(ii)         Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

(i)          Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)          Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of Preferred Stock, the Corporation will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

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(k)          Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be in writing and shall be deemed given five (5) days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

5.           Voting Rights; Protective Provisions.

(a)          General Voting Rights. The holder of each share of each class of the Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such holder’s shares of Preferred Stock could then be converted, with full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, except as required by law or as expressly provided herein, including the protective provisions in Subsections 5(d) below, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation; and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote, provided that except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to (or waiver of any provision of) this Certificate that relates solely to the terms of the Preferred Stock, if the holders of one or more series of Preferred Stock are entitled to vote thereon pursuant to this Certificate or pursuant to the DGCL. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with 0.5 being rounded upward).

(b)          Adjustment in Authorized Common Stock. The authorized number of shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for the exercise of options or warrants or the conversion of Preferred Stock) by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(c)          Board of Directors. The Board of Directors shall consist of not less than three (3) nor more than seven (7) members, with the exact number of members of the Board of Directors being specified or fixed in accordance with the Bylaws of the Corporation. The holders of majority of the shares of the capital stock of the Corporation shall be entitled to elect all the members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors, with or without cause, and to fill any vacancy caused by the resignation, death or removal of such directors. The members of any committee of the Board of Directors shall be determined by a majority of the Board of Directors.

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(d)          Preferred Stock Protective Provisions. So long as any shares of a series of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of a majority of the then outstanding shares of such series of Preferred Stock amend the Certificate of Incorporation to alter or change the rights, preferences or privileges of such series of Preferred Stock so as to affect adversely the holders of the series of Preferred Stock; provided, however that the authorized number of shares of such series of Preferred Stock may be increased or decreased (but not below the number of shares of such Series of Preferred Stock then outstanding or reserved for the exercise of options or warrants) by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote, voting as a single class.

(e)          Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Subsection 4 above, the shares so converted shall be canceled and shall be returned to the status of authorized but undesignated shares of Preferred Stock. The Certificate of Incorporation shall be amended at such time or times as the Corporation deems it reasonably practicable to effect the corresponding reduction in the Corporation’s series of designated Preferred Stock.

C.           Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock, and shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share ratably, subject to the rights and preferences of any series of Preferred Stock, in all assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation. The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article to authorize Corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VII

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

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ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. The number of shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation.

ARTICLE XI

The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL (“Section 145”), as amended from time to time, the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on this ___ day of August, 2012.

By:
William H. Seippel
Chief Executive Officer

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CERTIFICATE OF AMENDMENT TO THE

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WORTHPOINT CORPORATOIN

(Under Section 242 of the Delaware General Corporation Law)

WorthPoint Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

1.           The name of the corporation is WorthPoint Corporation (the “Corporation”).

2.           The Certificate of Incorporation of the Corporation, as amended, is hereby by amending and restating ARTICLE IV.A. as follows:

A.           Authorized Capital. The Corporation total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Seventeen million (17,000,000), of which Eleven Million Nine Hundred Fifty Three Thousand Eight Hundred Twenty-Two (11,953,822) shares shall be common stock, par value $0.001 per share (“Common Stock”) and Five million Forty Six Thousand One Hundred Seventy-Eight (5,046,178) shares shall be preferred stock, par value $0.001 per share (“Preferred Stock”) divided into two series, consisting of eight hundred eighty-four thousand five hundred fifty (884,550) shares designated “Series A Preferred”, and Four Million One Hundred Sixty-One Thousand Six Hundred Twenty-Eight (4,161,628) shares designated “Series A-1 Preferred”. The “Original Purchase Price” per share for each series of Preferred Stock shall be as follows:

Series of Preferred Stock	Original Purchase Price
Series A Preferred	$0.91
Series A-1 Preferred	$3.50

The Original Purchase Price shall be adjusted to reflect stock dividends, stock splits, reverse stock splits, combinations, recapitalizations and the like with respect to such shares. The Series A Preferred, and Series A-1 Preferred is collectively referred to hereinafter as the “Preferred Stock”.

3.           The amendment contained herein was duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions Section 242 of the General Corporation Law of the State of Delaware.

Executed this 13th day of November, 2013.

WORTHPOINT CORPORATION

By:
William H. Seippel, CEO

CERTIFICATE OF AMENDMENT TO THE

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WORTHPOINT CORPORATOIN

(Under Section 242 of the Delaware General Corporation Law)

WorthPoint Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

1.           The name of the corporation is WorthPoint Corporation (the “Corporation”).

2.           The Certificate of Incorporation of the Corporation, as amended, is hereby by amending and restating ARTICLE IV.A. as follows:

A.           Authorized Capital. The Corporation total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Seventeen Million (17,000,000), of which Eleven Million Seven Hundred Three Thousand Eight Hundred Twenty-Two (11,703,822) shares shall be common stock, par value $0.001 per share (“Common Stock”) and Five Million Two Hundred Ninety-Six Thousand One Hundred Seventy-Eight (5,296,178) shares shall be preferred stock, par value $0.001 per share (“Preferred Stock”) divided into two series, consisting of Eight Hundred Eighty-Four Thousand Five Hundred Fifty (884,550) shares designated “Series A Preferred”, and Four Million Four Hundred Eleven Thousand Six Hundred Twenty-Eight (4,411,628) shares designated “Series A-1 Preferred”. The “Original Purchase Price” per share for each series of Preferred Stock shall be as follows:

Series of Preferred Stock	Original Purchase Price
Series A Preferred	$0.91
Series A-1 Preferred	$3.50

The Original Purchase Price shall be adjusted to reflect stock dividends, stock splits, reverse stock splits, combinations, recapitalizations and the like with respect to such shares. The Series A Preferred, and Series A-1 Preferred is collectively referred to hereinafter as the “Preferred Stock”.

3.          The amendment contained herein was duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions Section 242 of the General Corporation Law of the State of Delaware.

Executed this 14 day of May, 2015.

WORTHPOINT CORPORATION

By:
William H. Seipple, CEO